Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VERENIUM CORPORATION

ARTICLE I

Name

The name of the corporation is VERENIUM CORPORATION (the “Corporation”).

ARTICLE II

Registered Office and Registered Agent

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

Capital Stock

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 3,000, all of which shall be shares of Common Stock and the par value of each such share $0.01.

ARTICLE V

Directors

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

B. Election of directors of the Corporation need not be by written ballot, except and to the extent provided in the By-Laws of the Corporation.

C. To the fullest extent permitted by the General Corporation Law as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the

Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director .

ARTICLE VI

Limitation of Liability

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VII

By-Laws

The directors of the Corporation shall have the power to adopt, amend or repeal By-Laws.

ARTICLE VIII

Amendments and Repeal

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon the stockholders herein are granted subject to this reservation.

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